FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Record Third Quarter Revenue for Fiscal Year 2011, Exceeding Guidance

Q3 FY 2011 Results:
•	Total Revenue of $2.3 Million
•	Product Revenue Increased 48%
•	Cash Position of $4.7 Million

Reaffirm Projections:
•	Animal Healthcare Partner (Innovacyn) Royalties Increase from 20% to 30% Beginning July 1, 2011 Based on Partner’s GAAP Revenue
•	We Anticipate $45-$60 Million in Annual Revenues in Calendar 2013 with 20% Operating Profitability
•	We Anticipate $3.5 to $4.0 Million in Quarterly Revenue Required to Achieve Breakeven

Near-Term Growth Opportunities:
•	Oculus Revenue From Innovacyn Increased to $1.4 Million for First Nine Months Fiscal Year 2011, Compared to $256,000 for Same Period Last Year
•	First Acne Product Launched in Mexico—September 2010
•	New Chinese Distributor to Pay $530,000 for Initial Order and Exclusive Rx Rights to Market Microcyn to Chinese Hospitals for Wound Care—Q1 2011
•	Microcyn®-Based Products in FDA Queue: Atopic Dermatitis HydroGel, Scar Treatment HydroGel, Oral Rinse/Oral Mucositis Formulations, Allergen Shield
•	Microcyn HydroGel Approval/Launch in Additional International Markets
•	New Partners in United States, Europe and China

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (February 3, 2011) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the third quarter of fiscal year 2011, ended December 31, 2010.  Total revenue was $2.3 million in the third quarter of fiscal 2011, compared to $1.6 million in the third quarter of fiscal 2010.  Product revenue was $2.0 million, up 48%, from $1.4 million in the prior third quarter primarily due to higher sales in the United States, Mexico, Europe and the Middle East; while partially offset by a slight decline in India.  Operating expenses minus non-cash expenses for the quarter were $2.8 million, up from $2.4 million in the same period last year.

Hoji Alimi, founder and CEO of Oculus said, “We continue to focus on our business strategy of targeting profitability and increased profit margins via collaborative partnerships in multiple markets including dermatology, animal healthcare, oral care and others.  As we secure new FDA clearances in the coming quarters, it is our intent to have partnership discussions in place so that commercialization quickly follows.”

Product revenue in the United States increased $170,000, or 55% compared to the same quarter last year, with growth in animal health care, resulting from national advertising programs and sales initiatives sponsored by Oculus’ partner, Innovacyn, as well as an increase in U.S. human wound care sales.

Revenue in Mexico increased 23% from the prior year period with 41% growth in the smaller 120-milliliter and 240-milliliter units, partially offset by a 4% decline in the five-liter units.  Due to the higher margins of the smaller units, Oculus’ sales force has been focused on promoting the growth of the smaller units sold to the pharmacies and private hospitals.  The unit sales of the 120-milliliter and 240-milliliter presentations, which are primarily sold to pharmacies in Mexico, increased 33% from the prior year to a monthly average of 47,000 units compared to 35,000 in the same period last year.

Europe and rest-of-world revenue increased $272,000, up 158% over the prior year period, caused by strong growth in sales to the Middle East and moderate growth in Europe.

Service revenue increased $54,000 when compared to the prior year period due to an increase in the number of tests provided by Oculus’ services business.

Oculus reported gross profit from the Microcyn-based products business of $1.1 million or 54% of product revenues, during the three months ended December 31, 2010, compared to a gross profit of $621,000, or 46% of product revenues, in the prior year period. The improved gross margins represent higher margins in the United States, partially offset by lower gross margins in Europe, Mexico and rest-of-world. The higher margins in the United States are due to higher units sold and product mix for certain U.S. sales.   Margins in Mexico, excluding export sales, were 71% during the quarter ended December 31, 2010, compared to 80% in the prior year period, due to lower pricing and volume of the five-liter product sold to the public hospitals.

Total operating expenses increased $531,000, or 20%, to $3.2 million for the three months ended December 31, 2010, compared to $2.7 million in the prior year. Operating expenses minus non-cash expenses during the quarter were $2.8 million, up from $2.4 million in the same period last year. Research and development expense increased $95,000, or 26%, to $467,000 for the three months ended December 31, 2010, compared to $372,000 in the prior year period.  Most of the increase was due to studies needed for regulatory approvals and development of manufacturing processes for new products.

Selling, general and administrative expense increased $436,000, or 19%, to $2.8 million during the three months ended December 31, 2010, from $2.3 million during the three months ended December 31, 2009.  This increase was primarily due to higher sales-related costs in the United Sates and Mexico and higher compensation costs in the United States.  These increases were partially offset by lower sales and marketing costs in Europe.

Net loss for the three months ended December 31, 2010 was $2.2 million, up $884,000 from $1.3 million for the same period in the prior year.  Last year, during the third quarter ending December 31, 2009, Oculus recorded a non-cash gain of $625,000 due to the change in fair value of its derivative liability, compared to a $55,000 non-cash loss in this quarter.  Stock compensation expenses for the quarters ended December 2010 and 2009, were $352,000 and $237,000, respectively.

As of December 31, 2010, Oculus had unrestricted cash and cash equivalents of $4.7 million, compared with $6.2 million as of March 31, 2010 and $5.4 million as of September 30, 2010.

Outlook

Oculus expects to continue strong annualized growth of 50% to 100% over the next three years.  The company is targeting a minimum of $45-$60 million in annual revenues in calendar year 2013 with 20% operating profitability.  The company’s animal healthcare partner, Innovacyn, had significant sales growth in calendar year 2010 and Oculus expects continued strong sales growth in 2011.  Oculus currently receives approximately 18-20% royalties on these sales with that percentage increasing to approximately 30% effective July 1, 2011.

Conference Call

Oculus management will hold a conference call today to discuss third quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7020 for domestic callers or 973-409-9604 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering conference code 37947168. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences

Oculus Innovative Sciences is a commercial medical technology company that designs, produces and markets safe and effective tissue care products based upon the Microcyn® Technology platform, which significantly reduces the need for antibiotics while reducing infections and accelerating healing.  The Microcyn Technology addresses the need for improved solutions in multiple markets including dermatology, oral care, cosmeceutical, wound care and others.   It features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores; increase blood flow to the wound site; and reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "targeting,” “believe,” and “intend,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2010. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts

	December 31, 2010	March 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,673	$6,258
Accounts receivable, net	1,722	1,416
Inventories, net	615	565
Prepaid expenses and other current assets	395	811
Total current assets	7,405	9,050
Property and equipment, net	957	1,108
Other assets	51	60
Total assets	$8,413	$10,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$786	$981
Accrued expenses and other current liabilities	1,186	1,078
Current portion of long-term debt, net of discount	674	204
Derivative liability	273	472
Total current liabilities	2,919	2,735
Deferred revenue	167	328
Long-term debt, net of discount, less current portion	1,858	110
Put warrant liability	750	—
Total liabilities	5,694	3,173
Commitments and Contingencies
Stockholders’ Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2010 (unaudited) and March 31, 2010	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 26,463,726 and 26,161,428 shares issued and outstanding at December 31, 2010 (unaudited) and March 31, 2010, respectively	3	3
Additional paid-in capital	128,992	127,067
Accumulated other comprehensive loss	(2,985)	(2,988)
Accumulated deficit	(123,291)	(117,037)
Total stockholders’ equity	2,719	7,045
Total liabilities and stockholders’ equity	$8,413	$10,218

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
Revenues
Product	$2,003	$1,357	$6,330	$4,327
Service	310	256	713	805
Total revenues	2,313	1,613	7,043	5,132
Cost of revenues
Product	925	736	2,259	1,864
Service	239	186	573	659
Total cost of revenues	1,164	922	2,832	2,523
Gross profit	1,149	691	4,211	2,609
Operating expenses
Research and development	467	372	1,416	1,676
Selling, general and administrative	2,760	2,324	8,914	7,494
Total operating expenses	3,227	2,696	10,330	9,170
Loss from operations	(2,078)	(2,005)	(6,119)	(6,561)
Interest expense	(109)	(2)	(256)	(9)
Interest income	2	—	3	1
Change in fair value of derivative liability	(55)	625	199	(132)
Other expense, net	10	36	(81)	(79)
Net loss	$(2,230)	$(1,346)	$(6,254)	$(6,780)
Net loss per common share: basic and diluted	$(0.08)	$(0.05)	$(0.24)	$(0.30)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	26,431	24,647	26,323	22,272
Other comprehensive loss, net of tax
Net loss	$(2,230)	$(1,346)	$(6,254)	$(6,780)
Foreign currency translation adjustments	(20)	(5)	3	108
Other comprehensive loss	$(2,250)	$(1,351)	$(6,251)	$(6,672)

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2010	2009

(1) Net loss minus non-cash expenses:
GAAP net loss	$(2,230)	$(1,346)
Non-cash adjustments:
Stock compensation	352	236
Depreciation	94	94
Change in fair value of derivative liability	55	(625)
Non-cash interest expense	43	—
Non-GAAP net loss	$(1,686)	$(1,641)

(2) Operating expenses minus non-cash expenses:
GAAP operating expenses	3,227	2,697
Non-cash adjustments:
Stock compensation	(339)	(231)
Depreciation	(45)	(61)
Non-GAAP operating expenses	$2,843	$2,405

(1)
Net loss minus non-cash expenses is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation, stock-based compensation, a change in the fair value of derivative liabilities, and non-cash interest.  The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses, which do not reflect a direct cash payment during the measurement period.

(2)
Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines non-operating expenses minus non-cash expenses as GAAP reported operating expenses minus depreciation and stock-based compensation.  The Company uses this measure for the purpose of identifying the total operating expenses, which involve direct cash payments during the measurement period.